EXHIBIT A

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common shares of Boingo Wireless, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 27, 2012

Steelpoint Capital Partners, LP

By:	Steelpoint Capital Advisors, LLC, its General Partner

By:	/s/ James A. Caccavo
James A. Caccavo, Managing Member

Steelpoint Capital Fund, LP

By:	Steelpoint Capital Advisors, LLC, its General Partner

By:	/s/ James A. Caccavo
James A. Caccavo, Managing Member

Steelpoint Capital Advisors, LLC

By:	/s/ James A. Caccavo
James A. Caccavo, Managing Member

By:	/s/ James A. Caccavo
James A. Caccavo